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                                                                   EXHIBIT 99.1


Thursday March 4, 8:38 a.m. Eastern Time

Company Press Release

Men's Wearhouse Signs Merger Agreement
With K&G Men's Center

FREMONT, Calif. and ATLANTA -- (BUSINESS WIRE) -- March 4, 1999 -- Men's Wearhouse, Inc. (Nasdaq National Market System Symbol: SUIT) and K&G Men's Center, Inc. (Nasdaq National Market System Symbol: MENS) said today they have executed a definitive agreement to merge a subsidiary of Men's Wearhouse with K&G Men's Center, Inc., the operator of 33 men's apparel superstores in 16 states.

Under the terms of the agreement, shareholders of K&G would receive, subject to certain adjustments, approximately 4.1 to 4.4 million shares of Men's Wearhouse common stock. The agreement provides that each share of K&G will be converted into .4 of a share of Men's Wearhouse common stock if the price of The Men's Wearhouse common stock is $32.50 or above for a 15-day trading period prior to closing. If the price is $27.50 or less, then each share will be converted into
 .43 of a share of Men's Wearhouse common stock. The conversion rate will vary between .4 and .43 if the stock price is between $32.50 and $27.50 per share. There is no assumption of any significant debt and Men's Wearhouse intends to account for this transaction as a pooling-of-interest. The merger is subject to customary terms and conditions. The companies expect the transaction, which requires approval of K&G shareholders, to close in the second quarter of fiscal 1999.

Men's Wearhouse plans to integrate its Value Priced Clothing (VPC) Division into the K&G operations. The VPC Division operates 20 opening-price point stores in seven cities. The stores are operated under the SuitMax name in Los Angeles, Houston, Dallas, San Antonio, New Orleans and Atlanta, and as Suit Warehouse in Detroit. Stephen H. Greenspan, chairman and president of K&G, will become chief executive officer of the division and join the board of directors of Men's Wearhouse upon completion of the transaction.

"This transaction will enable us to accelerate our strategic plans for the expansion of our opening price concept chain", said David Edwab, president of Men's Wearhouse. "Our objective is to build a strong brand image for these stores and enhance our presence in this niche of the men's apparel retail market."

"We are pleased to be a part of The Men's Wearhouse organization and will be able to aggressively take advantage of our combined operating strengths", said Greenspan.

Founded in 1973, Men's Wearhouse is one of the largest specialty retailers of men's tailored clothing in North America. The company currently operates 411 Men's Wearhouse stores in the U.S., 115 Moores stores in Canada and the U.S. and 20 stores in its Value Priced Clothing Division in the U.S.

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The company reported sales of $767.9 million in fiscal 1998, which does not include sales from Moores stores since the combination with Moores did not close until after the end of fiscal 1998.

K&G Men's Center is a superstore retailer of a complete line of men's apparel and accessories and presently operates 33 stores in 16 states. The company has stores in Atlanta; Baltimore; Boston; Charlotte; Cincinnati, Cleveland and Columbus, Ohio; Dallas; Denver; Houston; Indianapolis; Long Island; Los Angeles; Minneapolis; Philadelphia; Seattle; Washington, D.C.; Kansas City, Kansas; and Rahway, Cherry Hill and Fairfield, New Jersey. Through the first nine months of fiscal 1998, the company reported sales of $91.6 million.

For more information on Men's Wearhouse, contact the company on the worldwide web at www.menswearhouse.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's intent to complete the merger with K&G Men's Center, Inc., and may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the company's annual report Form 10-K filed with the Securities and Exchange Commission for the year ended January 31, 1998 and Form 10-Q for the quarter ended October 31, 1998.

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Contact:

         The Men's Wearhouse
         Neill Davis, 713/592-7200